Exhibit 99.1

For Immediate Release

For more information, contact:

Jerry Weiner at

(817) 348-1440

and

John Mackey at

(817) 348-1448

Surety Capital Corp. Announces Bankruptcy Filing

Company will seek to sell its ownership position of well capitalized bank

FORT WORTH, TEXAS (December 21, 2007) – Jerome I. Weiner, chairman and chief executive officer of Surety Capital Corporation, announced today that the company filed for Chapter 11 bankruptcy protection in a Fort Worth federal court in a move expected to allow the company to sell its assets in an orderly fashion.

"We are in a unique situation," said Weiner.  "Our assets exceed our liabilities. Nobody is forcing us into bankruptcy. We are taking such action to allow the company to address certain regulatory issues and realize the maximum value of our asset.  The bankruptcy filing will allow us to conduct the sale in a transparent, court-approved manner."

Weiner became chairman and sole director of the company following approval by the Federal Reserve Bank of Dallas, replacing Richard N. Abrams who resigned on October 1, 2007. Since taking over, Weiner has evaluated the company and its operations.

The primary asset of the company is the outstanding common stock of Surety Bank.  Before making the filing, the company consulted the bank, the Federal Reserve Bank of Dallas, the Texas Department of Banking and the Federal Deposit Insurance Corporation.  The filing will not impact the operations of Surety Bank, which remains well capitalized.

"This is a positive move for Surety Bank that removes uncertainty created by our shareholder situation.  The action will not impact the day-to-day operations of the bank," explained John Mackey, president and chief executive officer of Surety Bank.  "This action will help the company address its regulatory issues and facilitate its sale of our stock. The bank's Board of Directors consists of experienced bankers and prominent members of the Fort Worth business community.  We are all excited about the opportunity to work with new ownership for the continued success of the bank."

Mackey added that Surety Bank remains strong and well capitalized, with assets of approximately $35 million, noting that the bank's leverage capital ratio of 16.50% is the second highest leverage capital ratio of the 10 Fort Worth-based banks.

Weiner anticipates the company will complete the sale of the bank during the first quarter of 2008.  "We anticipate engaging the services of an investment banking firm to assist the company with the sale of our ownership of the bank, subject to court approval, in the near term.  We believe that there will be significant interest in acquiring the bank."

About Surety Capital Corp. and Surety Bank

Surety Capital Corp. (OTC.SRYP.PK) is a registered bank holding company and the sole shareholder of Surety Bank.  Surety Bank was chartered in 1933 and provides lending and deposit services to individuals and businesses in Fort Worth and surrounding areas. As of November 30, 2007, Surety Bank has assets of approximately $35 million.  Surety Bank is an asset of Surety Capital Corp. and is insured by the FDIC.  For more information, visit the bank's web site at www.suretybank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions' estimates and projections about Surety Capital Corp. and Surety Bank. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Surety Capital Corp.'s and Surety Bank's control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Surety Capital Corp. can successfully engage and investment bank and sell its ownership interest in Surety Bank after filing for bankruptcy protection. Other risks to Surety Bank include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; economic conditions, including currency rate fluctuations and interest rate fluctuations; and the stock price volatility associated with "small-cap" companies. These and other factors are discussed in reports and statements that Surety Capital Corp. has filed with the SEC.

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